                                                                    EXHIBIT 99.1
                                                                    ------------

           [M.A. HANNA COMPANY LOGO]                     NEWS
                                                         RELEASE

           M.A. HANNA COMPANY

           200 Public Square

  Suite 36-5000
  Cleveland, Ohio 44114-2304
  phone 216.589.4000
  fax 216.589.4200



FOR IMMEDIATE RELEASE

Investor and media contact:      Christopher Farage             (216) 589-4085



           M.A. HANNA REPORTS SECOND-QUARTER SALES OF $606.8 MILLION,

                    OPERATING EARNINGS OF 19 CENTS PER SHARE

CLEVELAND, July 26, 2000 - M.A. Hanna Company (NYSE: MAH:CHICAGO) today reported second-quarter earnings, before one-time events, of 19 cents per share, a decrease of 17 percent from second-quarter 1999 earnings of 23 cents per share.

The quarterly results are in line with estimates that M.A. Hanna made public on July 10, when it cautioned investors that operating earnings would be within a range of 18 to 20 cents per share. M.A. Hanna reported then that earnings were impacted by higher raw material costs, start-up expenses for a new plant in Mexico in excess of new business growth, a decline in tire tolling, and performance of the company's Cadillac Plastic business that was below expectations.

The company today reported the following second-quarter results:

                                                                    EXHIBIT 99.1
                                                                    ------------

     - Sales of $606.8 million increased 2.1 percent compared with $594.3 million in the second quarter of 1999.

     - Before one-time events, operating earnings were $22.6 million compared with $25.7 million in 1999.

     - The one-time events included an after-tax loss of $52.3 million related to the pending Cadillac Plastic divestiture, and a $10.5 million reduction in income tax reserves related to a settlement of examinations of previously filed tax returns.

     - After these one-time events, the net loss was $33.3 million compared with net income of $10.4 million in the 1999 quarter.

"As we made clear earlier this month, M.A. Hanna's second-quarter performance fell short of our expectations," said Chairman and Chief Executive Officer Phillip D. Ashkettle. "We understand what the problems were in the second quarter, and have put into place actions and processes that will address these problems and show benefits beginning in the third quarter. We also feel very positive about the longer term as we work closely together with The Geon Company to combine and form PolyOne(TM) Corporation, the world's largest polymer services company."

The increase in M.A. Hanna's second-quarter sales can be attributed to the following:

-    Volume accounted for 3.8 percent of the year-over-year increase.

-    Price/mix had a positive 2.6 percent impact.

- The combined impact from acquisitions and divestitures was a negative 1.9 percent.

-    Currency exchange accounted for a negative 2.4 percent.

Gross margins were 17 percent compared with 18.1 percent in the same 1999 quarter. SG&A expenses of $76.5 million were 12.6 percent of sales, compared with $76.1 million, or 12.8 percent of sales, in the 1999 quarter.

                                                                    EXHIBIT 99.1
                                                                    ------------

One-time, non-recurring events in the second quarter included a loss on the pending sale of a portion of the Cadillac Plastic shapes distribution businesses.

M.A. Hanna announced on May 11 that it had reached agreement to sell a substantial component of Cadillac Plastic to GE Plastics. An after-tax loss of $52.3 million, or $1.16 per share, is related to the write down of goodwill and closing costs associated with the expected sale. After the divestiture of Cadillac Plastic, M.A. Hanna expects to see a net improvement in operating income as a percent of sales, as well as a reduction in selling, general and administrative (SG&A) expenses and working capital.

Also during the second quarter, M.A. Hanna recorded a one-time reduction in income tax reserves of $10.5 million related to the settlement of examinations of previously filed tax returns.

Debt to capital was 47.1 percent at the end of the quarter compared with 43.5 percent at the end of the comparable 1999 quarter. The tax rate was 40.5 percent on an operating basis.

                                SEGMENT ANALYSIS

                               Plastic Processing

This segment had second-quarter sales of $248 million, an increase of 6.4 percent over second-quarter 1999 sales of $233.2 million. Operating margin was
5.5 percent, compared with 6.9 percent in the second quarter of 1999.

The increase in sales for the segment can be attributed to the following:

-    Volume increases accounted for 3.0 percent of the improvement.

-    Acquisitions accounted for a 3.2 percent increase.

-    Price/mix added 4.2 percentage points.

-    Currency exchange had a negative 4 percent impact.

                                                                    EXHIBIT 99.1
                                                                    ------------

The decrease in operating margin for the plastic processing businesses was the result of raw material cost increases that the company was unable to fully offset with price increases. International plastic compounding and color and additives operations, however, showed solid year-over-year sales growth and improved profitability.

The company is also implementing customer equity analysis, which evaluates customers according to profitability and focuses on growing business with profitable customers, and is examining pricing stewardship procedures across all customers. To address issues in the plastic processing segment, especially in the domestic operations, M.A. Hanna has continued to target improvements in manufacturing efficiencies and reductions in SG&A expenses.

In addition, the company is organizing a number of new, customer-focused business teams to drive performance improvement.

                                Rubber Processing

Sales in this segment were $130.7 million compared with $131.6 million in second quarter 1999, a decline of 0.7 percent. Operating margin decreased to 7.5 percent from 8.8 percent in the 1999 quarter.

The decline in segment sales can be attributed to the following:

-    Volume accounted for a 0.7 percent increase.

-    Price/mix was a negative 0.6 percent.

-    Currency exchange was a negative 0.8 percent.

Overall, three factors were responsible for the disappointing performance in rubber processing. First was the start-up of a new rubber compounding plant in Mexico. The plant's revenue base has not yet matched operating expenses, but the company expects it to break even in the third quarter.

                                                                    EXHIBIT 99.1
                                                                    ------------

Second, M.A. Hanna's tire tolling business - in which customers provide the raw materials that are then processed for shipment back to customers - decreased in step with the weakening tire market.

Finally, this segment also experienced margin pressure from raw material cost increases. On July 1, M.A. Hanna implemented price increases for its long-term automotive related customers. The company expects to see effects from this increase in the third quarter.

Additional actions in the rubber compounding business include a focus on lean manufacturing, a successful initiative that it launched a year ago to streamline its manufacturing systems, improve customer service, and promote associate training, involvement and innovation. The encouraging results so far of lean manufacturing also include increased inventory turns.

                                  Distribution

Sales in the distribution segment were $236.5 million, a 1.2 percent increase over second-quarter 1999 sales of $233.7 million. Operating margin was 1.7 percent compared with 1.5 percent in the 1999 quarter.

The increase in sales for the segment can be attributed to the following:

-    Volume accounted for 6.6 percent of increase.

-    Price/mix contributed a 2.8 percent increase.

-    Currency exchange was a negative 1.6 percent.

-    A 1999 divestiture led to a negative 6.6 percent impact.

The resin distribution business maintained solid and consistent revenue, volume and earnings growth. Excluding the July 1999 divestiture of a thermoset resin distribution business, sales showed a double-digit gain. The growth in business is attributable to

                                                                    EXHIBIT 99.1
                                                                    ------------

strong market demand for products, improved operational efficiencies and the addition of trained sales associates.

Distribution of plastic shapes (sheet, rod, tube and film) is a non-core business for M.A. Hanna. The shapes businesses, Cadillac Plastic, performed below expectations, in part because an action plan intended to modify the overall operating structure was put on hold as M.A. Hanna sought to divest this business.

The pending sale of the largest portion of Cadillac Plastic to GE Plastics, which was announced on May 11, 2000, is expected to close in the third quarter. On July 19, M.A. Hanna announced that it had reached agreement to sell Richmond Aircraft, another unit of Cadillac Plastic, to UMECO plc, Europe's leading provider of value-added distribution services to the aerospace and defense industries. M.A. Hanna expects a third-quarter gain on the sale of Richmond Aircraft, which had revenues of $27 million in 1999.

M.A. Hanna is exploring strategic alternatives for the remaining Cadillac Plastic interest, represented by a fifty-percent ownership in three European joint ventures.

"The Cadillac Plastic and Richmond Aircraft divestitures are part of an effort to focus our resources on our core businesses and on what we do best," said Ashkettle. "Looking toward the future as PolyOne(TM) Corporation, we're committed to excel as a polymer services provider, clearly focused on working with our customers to find superior solutions to their polymer needs. Using the collective ideas from the combined talent of both companies, we're acting on very specific plans to improve all aspects of our business. We're very excited at the ability we will have to enhance our top line and to carry through many improvements that will contribute to substantial bottom-line growth. Our full expectation is that we will outperform our peers and grow aggressively, both organically and through targeted acquisitions."

The combination with Geon is expected to close in the third quarter.

                                                                    EXHIBIT 99.1
                                                                    ------------

         M.A. Hanna Company, headquartered in Cleveland, is a $2.3 billion international specialty polymers company focused on the plastics and rubber industries through its operations in North America, Europe and Asia. Its primary businesses are plastic compounding and color and additive systems, rubber compounding and additives, and distribution of plastic resins and engineered plastic shapes. On May 8, 2000, M.A. Hanna and The Geon Company (NYSE:GON) announced an agreement to consolidate, forming PolyOne(TM) Corporation, the world's largest polymer services company. Additional information about M.A. Hanna can be found at www.mahanna.com.

         Any forward-looking statements in this announcement are based on current expectations, and actual results may differ materially depending on business conditions and growth in the plastics and rubber industries, the general economy, foreign political and economic developments, availability and pricing of supplies and raw materials, changes in product mix, shifts in market demand, the success of the company's lean manufacturing and supply chain management initiatives, the continuing improvement in the domestic plastic processing businesses, changes in prevailing interest rates, inability to pass raw material cost increases through to customers, and unanticipated delays in effecting divestitures.

                                       -0-

                M.A. HANNA COMPANY AND CONSOLIDATED SUBSIDIARIES
                ------------------------------------------------
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------
                                   (Unaudited)

                                                    Three Months Ended                Six Months Ended
                                                         June 30                           June 30
                                                -----------------------------    -----------------------------
                                                     2000            1999            2000             1999
                                                ------------     ------------    ------------     ------------
                                                            (Dollars in thousands except per share data)
Net Sales                                       $    606,788     $    594,263    $  1,219,470     $  1,174,822

Costs and Expenses
    Cost of goods sold                               503,764          486,987       1,008,029          962,465
    Selling, general and administrative               76,527           76,079         155,592          154,796
    Interest on debt                                   8,278            8,251          16,331           16,533
    Amortization of intangibles                        3,669            3,973           7,489            7,970
    Other - net                                       45,571            1,518          45,895            2,593
                                                ------------     ------------    ------------     ------------
                                                     637,809          576,808       1,233,336        1,144,357
                                                ------------     ------------    ------------     ------------
Income(Loss) Before Income Taxes                     (31,021)          17,455         (13,866)          30,465
    Income taxes                                       2,302            7,069           9,250           12,338
                                                ------------     ------------    ------------     ------------
Net Income(Loss)                                $    (33,323)    $     10,386    $    (23,116)    $     18,127
                                                ============     ============    ============     ============
Net Income(Loss) per Share

      Basic                                     $       (.74)    $        .23    $       (.51)    $        .41
                                                ============     ============    ============     ============
      Diluted                                   $       (.74)    $        .23    $       (.51)    $        .41
                                                ============     ============    ============     ============
Dividends per common share                      $       .125     $        .12    $        .25     $        .24
                                                ============     ============    ============     ============
Average number of common shares
      Basic                                       44,943,169       44,577,005      44,946,516       44,530,611
      Diluted                                     45,033,946       44,886,750      45,013,024       44,680,533

       M.A. HANNA COMPANY AND CONSOLIDATED SUBSIDIARIES
       ------------------------------------------------
                 CONSOLIDATED BALANCE SHEETS
                 ---------------------------
                         (Unaudited)

                                                   June         December
                                                 30, 2000       31, 1999
                                                ----------     ----------
                                                 (Dollars in thousands)
        Assets
        ------
Current Assets
  Cash and cash equivalents                     $   39,659     $   40,937
  Receivables                                      326,340        356,029
  Inventories                                      205,849        252,051
  Other                                            147,953         48,501
                                                ----------     ----------
    Total current assets                           719,801        697,518

Net Property, Plant and Equipment                  316,446        333,908

Other Assets
  Goodwill and other intangibles                   377,974        432,576
  Investments and other                            128,779        126,556
                                                ----------     ----------
    Total other assets                             506,753        559,132
                                                ----------     ----------
                                                $1,543,000     $1,590,558
                                                ==========     ==========
        Liabilities and Stockholders' Equity
        ------------------------------------

Current Liabilities
  Notes payable                                 $    6,146     $    4,011
  Trade payables and accrued expenses              349,684        404,293
  Current portion of long-term debt                  2,361          4,020
                                                ----------     ----------
    Total current liabilities                      358,191        412,324

Other Liabilities                                  206,087        205,031

Long-term Debt                                     460,789        423,689

Stockholders' Equity                               517,933        549,514
                                                ----------     ----------
                                                $1,543,000     $1,590,558
                                                ==========     ==========

Long-term Debt/Total Capital                          47.1%          43.5%

                M.A. HANNA COMPANY AND CONSOLIDATED SUBSIDIARIES
                ------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------
                                   (Unaudited)

                                                           Six Months Ended
                                                               June 30
                                                        ---------------------
                                                          2000         1999
                                                        --------     --------
                                                        (Dollars in thousands)
Cash Provided from (Used for) Operating Activities
  Net income(loss)                                      $(23,116)    $ 18,127
  Depreciation and amortization                           33,377       32,594
  Companies carried at equity
   Income                                                 (2,134)      (2,385)
   Dividends received                                        728        1,400
  Changes in operating assets and liabilities
   Receivables                                           (42,199)     (35,291)
   Inventories                                           (16,215)       2,751
   Prepaid expenses                                         (703)        (889)
   Trade payables and accrued expenses                    (9,565)      18,357
  Restructuring payments                                  (3,225)      (4,643)
  Provisional loss from pending sale of assets            45,350         --
  Other                                                   12,531       13,553
                                                        --------     --------
   Net operating activities                               (5,171)      43,574

Cash Provided from (Used for) Investing Activities
  Capital expenditures                                   (24,261)     (23,440)
  Acquisitions of businesses, less cash acquired         (10,743)      (9,423)
  Acquisition payments                                      (185)        (233)
  Sales of assets                                          6,985        2,197
  Investments in associated and other companies             --           (391)
  Return of cash from associated and other companies       1,008          512
  Other                                                     (120)       6,303
                                                        --------     --------
   Net investing activities                              (27,316)     (24,475)

Cash Provided from (Used for) Financing Activities

  Cash dividends paid                                    (11,210)     (10,657)
  Proceeds from the sale of common stock                     340          674
  Increase in debt                                        91,031       54,699
  Reduction in debt                                      (47,937)     (56,798)
                                                        --------     --------
   Net financing activities                               32,224      (12,082)

  Effect of exchange rate changes on cash                 (1,015)         284
                                                        --------     --------
Cash and Cash Equivalents
  Increase (decrease)                                     (1,278)       7,301
  Beginning of period                                     40,937       32,322
                                                        --------     --------
  End of period                                         $ 39,659     $ 39,623
                                                        ========     ========
Cash paid during period
  Interest                                              $ 16,471     $ 15,691
  Income taxes                                             8,681          302

                               M.A. HANNA COMPANY
                               ------------------

                  SALES AND OPERATING PROFITS BY BUSINESS AREA
                  --------------------------------------------
                                   (Unaudited)

                                                                     First Quarter
                            ----------------------------------------------------------------------------------------
                                              2000                                          1999
                            --------------------------------------------  ------------------------------------------
                                            Operating           %                         Operating         %
                               Sales         Profits         Of Sales          Sales       Profits       Of Sales
                            -------------  ------------    -------------  -------------  ------------  -------------
Rubber Processing                 $139.1         $12.6             9.1%         $130.9         $11.4           8.7%
Plastic Processing                 247.4          14.5             5.8%          230.8          13.9           6.0%
Distribution                       230.9           3.8             1.7%          223.0           2.5           1.1%
Other                                4.4          (0.1)           -2.7%            3.6            .2           6.5%
Sales Eliminations                  (9.1)            -                            (7.7)            -
Corporate and Other                    -          (5.6)                              -          (6.7)
                            -------------  ------------                   -------------  ------------
                                  $612.7         $25.2             4.1%         $580.6         $21.3           3.7%
                            =============  ============    =============  =============  ============  =============

                                                                Second Quarter
                            ----------------------------------------------------------------------------------------
                                              2000                                          1999
                            --------------------------------------------  ------------------------------------------
                                            Operating           %                         Operating         %
                               Sales         Profits         Of Sales          Sales       Profits       Of Sales
                            -------------  ------------    -------------  -------------  ------------  -------------
Rubber Processing                $ 130.7         $ 9.8             7.5%         $131.6         $11.5           8.8%
Plastic Processing                 248.0          13.6             5.5%          233.2          16.0           6.9%
Distribution                       236.5           4.0 (a)         1.7%          233.7           3.6           1.5%
Other                                0.2             -             0.0%            3.7            .4           9.3%
Sales Eliminations                  (8.6)                                         (7.9)            -
Corporate and Other                               (4.8)                              -          (5.8)
                            -------------  ------------                   -------------  ------------
                                 $ 606.8        $ 22.6             3.7%         $594.3         $25.7           4.3%
                            =============  ============    =============  =============  ============  =============


                                                                 First Six Months
                            ----------------------------------------------------------------------------------------
                                              2000                                          1999
                            --------------------------------------------  ------------------------------------------
                                            Operating           %                         Operating         %
                               Sales         Profits         Of Sales          Sales       Profits       Of Sales
                            -------------  ------------    -------------  -------------  ------------  -------------
Rubber processing                 $269.8         $22.4             8.3%         $262.5         $22.9           8.7%
Plastic processing                 495.4          28.1             5.7%          464.0          29.9           6.5%
Distribution                       467.4           7.8 (a)         1.7%          456.6           6.1           1.3%
Other                                4.6          (0.1)           -4.0%            7.3            .6           7.9%
Sales eliminations                 (17.7)                                        (15.6)            -
Corporate and other                              (10.4)                              -         (12.5)
                            -------------  ------------                   -------------  ------------
                               $ 1,219.5        $ 47.8             3.9%       $1,174.8         $47.0           4.0%
                            =============  ============    =============  =============  ============  =============


(a)  Does not include $45.4 charge for pending sale of assets